    As filed with the Securities and Exchange Commission on December 3, 1998
                                              Registration No. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   ----------

                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                   ----------

                                  ZYMETX, INC.
                         (NAME OF ISSUER IN ITS CHARTER)

            Delaware                                      2835                                         73-1444040
     (State or Jurisdiction of                (Primary Standard Industrial                          (I.R.S. Employer
   Incorporation or Organization)              Classification Code Number)                        Identification Number)

                         800 RESEARCH PARKWAY, SUITE 100
                          OKLAHOMA CITY, OKLAHOMA 73104
                                 (405) 271-1314
          (Address and Telephone Number of Principal Executive Offices)

           PETER G. LIVINGSTON, PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                  ZYMETX, INC.
                         800 RESEARCH PARKWAY, SUITE 100
                          OKLAHOMA CITY, OKLAHOMA 73104
                                 (405) 271-1314
            (Name, Address and Telephone Number of Agent for Service)


                                   COPIES TO:

                             DOUGLAS A. BRANCH, ESQ.
                 PHILLIPS MCFALL MCCAFFREY MCVAY & MURRAH, P.C.
                        12TH FLOOR, ONE LEADERSHIP SQUARE
                                 211 N. ROBINSON
                          OKLAHOMA CITY, OKLAHOMA 73102
                                 (405) 235-4100

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

                         -------------------------------

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

===================================================================================================================================
TITLE OF EACH CLASS OF SECURITIES    AMOUNT TO BE           PROPOSED MAXIMUM              PROPOSED MAXIMUM            AMOUNT OF
       TO BE REGISTERED              REGISTERED(1)     OFFERING PRICE PER SHARE(1)  AGGREGATE OFFERING PRICE(1)   REGISTRATION FEE
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.001       2,384,431 Shares              $3.88                      $9,251,593               $2,573.00
===================================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457, based on the average of the high and low sales prices of the Common Stock on the Nasdaq National Market on December 2, 1998.

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                  SUBJECT TO COMPLETION DATED DECEMBER 3, 1998


                                2,384,431 Shares

                                  ZYMETX, INC.

                                  COMMON STOCK

                         -------------------------------

         The shares (the "Shares") of common stock, par value $.001 per share (the "Common Stock"), of ZymeTx, Inc. (the "Company") offered hereby (the "Offering") are being sold by certain selling stockholders (the "Selling Stockholders"). See "Selling Stockholders." The Company will not receive any of the proceeds from the sale of the Shares by the Selling Stockholders. The costs, expenses and fees incurred in connection with the registration of the Shares will be paid by the Company and are estimated to be approximately $10,000.

                         -------------------------------

         The Shares may be offered by the Selling Stockholders from time to time in open market transactions (which may include block transactions), through the writing of options on the Shares, or in private transactions at prices relating to prevailing market prices or at negotiated prices. The Selling Stockholders may effect such transactions by selling Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of Shares for whom such broker-dealers may act as agent or to whom they sell as principal or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). The Selling Stockholders and any broker-dealer acting in connection with the sale of the Shares offered hereby may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), in which event any discounts, concessions or commissions received by them, which are not expected to exceed those customary in the types of transactions involved, or any profit on resales of the Shares by them, may be deemed to be underwriting commissions or discounts under the Securities Act.

                         -------------------------------

         The Common Stock is listed on the Nasdaq National Market ("Nasdaq"). On December __, 1998, the closing price of the Common Stock as reported on Nasdaq was $___ per share.

                         -------------------------------

An investment in the Common Stock offered hereby involves a high degree of risk.
           See "Risk Factors" for information concerning such risks.

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
      SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
          PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                         -------------------------------


              THE DATE OF THIS PROSPECTUS IS _______________, 1998.

                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and at its regional offices in New York (7 World Trade Center, Suite 1300, New York, New York 10048) and 500 West Madison Street, Suite 1400 Northwestern Atrium Center, Chicago, Illinois 60661. Copies of such material can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Information on the operation of the Public Reference Room can be obtained by calling the Commission at 1-800-SEC-0330. The Commission also maintains a Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

         In addition, the Common Stock is listed on Nasdaq and reports and other information concerning the Company can be inspected at the offices of Nasdaq.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The Company hereby incorporates by reference into this Prospectus and to be a part hereof the following reports and documents filed with the Commission pursuant to the Exchange Act: (i) the Company's Form 10-KSB Annual Report, for the fiscal year ended June 30, 1998; (ii) the Company's Quarterly Report on Form 10-QSB for the quarter ended September 30, 1998; and (iii) the description of the Company's Common Stock contained in the Company's Registration Statement on Form SB-2 (File No. 333-25257) declared effective by the Commission on October 29, 1997.

         All documents filed by the Company with the Commission pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the Offering shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any and all of the documents that have been or may be incorporated by reference in this Prospectus (other than exhibits to such documents which are not specifically incorporated by reference into such documents). Such requests should be directed to G. Carl Gibson, Vice President and Secretary-Treasurer of the Company, at (405)271-1314.

                                   THE COMPANY

         ZymeTx, Inc. (the "Company" or "ZymeTx"), is a development stage biotechnology company engaged in the discovery and development of unique products for the diagnosis and treatment of viruses. The scientific foundation for the Company's business is based upon the role of enzymes in the process of viral infection. The Company's strategy is: (i) to develop therapeutic and diagnostic products for a broad range of viral diseases; and (ii) to earn revenues from marketing "ZstatFlu(TM)", the Company's first diagnostic product, to sustain a comprehensive viral therapeutic research and development program.

         ViraZyme(TM), the Company's core technology, exploits the subtle structural differences and characteristics of enzymes to create viral diagnostic and therapeutic products. The Company's diagnostic technology is a proprietary two-part compound that will split when the compound contacts a specific target site (an enzyme). As a result of this split, one part of the compound becomes visible to the naked eye when collected in the Company's testing device, permitting the user to make a diagnosis regarding the presence of the virus targeted by the test. For therapeutic products, a modified version of the diagnostic compound is used that will bind to a specific enzyme and prevent the enzyme's contribution to the infection process.

         The Company's initial viral targets are respiratory infections including influenza A and influenza B, respiratory syncytial virus (RSV), parainfluenza and adenovirus, as well as the non-respiratory infections herpes simplex virus (HSV), cytomegalovirus (CMV) and human immunodeficiency virus
(HIV), which is the virus that causes acquired immune deficiency syndrome
(AIDS).

         The Company was incorporated under the laws of the State of Delaware in 1994.

         ViraZyme(TM), ViraSTAT(TM) and ZstatFlu(TM) are trademarks owned or licensed by the Company.

         The Company's executive offices are located at 800 Research Parkway, Suite 100, Oklahoma City, Oklahoma 73104 and its telephone number is (405) 271-1314.

                                  RISK FACTORS

         In addition to the other information contained in this Prospectus or incorporated by reference, prospective investors should carefully consider the following risk factors relating to the Company and its Common Stock.

         NO ASSURANCE OF MARKET ACCEPTANCE. There can be no assurance that ZstatFlu will achieve market acceptance during the next influenza season, which will not be expected to commence until the second quarter or third quarter of fiscal 1999. During the 1997-1998 influenza season, the Company was not successful in realizing sales of that product, due principally to the desire of physicians to sample the product prior to making a purchase decision and the short influenza season in 1998. In addition, there can be no assurance that any of the Company's other potential products, if approved or cleared by the Food and Drug Administration ("FDA"), will achieve market acceptance. The degree of market acceptance of the Company's products will depend upon a number of factors, including the receipt and timing of regulatory approvals or clearances, the availability of third-party reimbursement and the establishment and demonstration in the medical community of the clinical safety, efficacy and cost-effectiveness of the Company's products and their advantages over existing technologies and products. There can be no assurance that the Company will be able to successfully market its potential products even if they perform successfully in clinical trials. Furthermore, there can be no assurance that physicians or the medical community in general will accept and utilize ZstatFlu or any other products currently cleared or under development by the Company.

         NO ASSURANCE OF SUCCESSFUL OR TIMELY DEVELOPMENT OF THE COMPANY'S THERAPEUTIC OR OTHER DIAGNOSTIC PRODUCTS. The Company's business strategy involves the discovery and development of products in addition to the Company's currently FDA cleared diagnostic products, particularly therapeutic products. These products are in early stages of research and development and further research, development and extensive testing will be required to determine their technical feasibility and commercial viability. Until the development process for these products is complete, there can be no assurance that such products will perform in the manner anticipated by the Company, be commercially viable or even if commercially viable, that such products will receive FDA clearance. The Company may experience delays in the commercial introduction of these products, and such delays could be significant. The proposed development schedules for the Company's other diagnostic and therapeutic products may be affected by a variety of factors, many of which will not be within the control of the Company, including technological difficulties, proprietary technology of others, possible changes in government regulation and the availability of funding sources. Any delay in the development, introduction and marketing of the Company's products could result either in such products being marketed at a time when their cost and performance characteristics would not be competitive in the marketplace or in the shortening of their commercial lives.

         NO MANUFACTURING CAPABILITY; RELIANCE ON THIRD-PARTY MANUFACTURERS. The Company has limited experience in product manufacturing and currently has no facility capable of manufacturing products on the scale necessary for adequate market penetration. Because the Company does not currently have a manufacturing facility, the Company has engaged third-party manufacturers to produce finished units of ZstatFlu. Delays by third-party manufacturers in delivering finished products in time for future influenza seasons could have a material adverse effect on the Company.

         LIMITATIONS ON PROTECTION OF INTELLECTUAL PROPERTY. The Company's success will depend, in part, on its ability to obtain patents and license patent rights, to maintain trade secret protection and to operate without infringing on the rights of other patent holders. The patent position of biotechnology firms for such types of patents generally is highly uncertain and involves complex legal and factual issues. Certain competitors of the Company may have filed applications for or have been issued patents and may obtain additional patents and other proprietary rights relating to virus substrates, chromogens, inhibitors or processes competitive with those of the Company.

         The ultimate scope and validity of such patents are presently unknown. If the courts uphold existing or future patents obtained by competitors as valid, the Company may be required to obtain licenses from such competitors. The extent to which such licenses will be available to the Company, and the costs thereof, cannot currently be determined.

         GOVERNMENT REGULATION. Regulation by Federal, state, local and foreign governmental authorities of the Company's research and development activities, as well as the use and sale of the Company's products at such time as they are commercially viable, is currently, and is expected to remain, significant.

         The introduction of the Company's products is governed by strict FDA rules and regulations. The Company's diagnostic products are governed by FDA 510(k) application requiring a clinical trial that compares the Company's products to a certain standard or to a prior cleared methodology.

         The testing, manufacturing, labeling, distribution, marketing and advertising of therapeutic products are subject to extensive regulation by governmental regulatory authorities in the U.S. and other countries. The FDA and comparable agencies in foreign countries impose substantial requirements on the introduction of new pharmaceutical products through lengthy and detailed clinical testing procedures and other costly and time-consuming compliance procedures. The Company's therapeutic compounds will require substantial clinical trials and FDA review as new drugs and such products are in the discovery stage of development, requiring significant further research, development, clinical testing and regulatory clearances. Due to the extended testing and regulatory review process required for therapeutic products before marketing clearance can be obtained, the Company does not expect to be able to commercialize any therapeutic drug for at least several years, either directly or through any potential corporate partners or licensees. A delay in obtaining or failure to obtain such approvals could have a material adverse effect on the Company's business and results of operations.

         The Company and its third-party manufacturers are subject to good manufacturing practices ("GMP") regulations promulgated by the FDA. The FDA will also inspect the Company's manufacturing facilities and the facilities of its third-party manufacturers on a routine basis for regulatory compliance with GMP regulations. Although the Company's employees have experience with GMP protocols, there can be no assurance that the Company or its third-party manufacturers can satisfy these requirements. The Company would not be allowed to manufacture its approved or cleared products in the event such GMP protocols could not be met.

         MANAGEMENT OF GROWTH AND INCREASING PRODUCTION REQUIREMENTS. The Company's success will depend on its ability to expand and manage its operations and facilities. There can be no assurance that the Company will be able to manage its growth, meet the staffing requirements of manufacturing scale-up or for current or additional collaborative relationships or successfully assimilate and train its new employees. In addition, to manage its growth effectively, the Company will be required to expand its management base and enhance its operating and financial systems. If the Company continues to grow, there can be no assurance that the management skills and systems currently in place will be adequate or that the Company will be able to manage any additional growth effectively. Failure to achieve any of these goals could have a material adverse effect on the Company's business, financial condition or results of operations.

         PRODUCT LIABILITY AND INSURANCE. The testing, marketing and sale of therapeutic products and, to a lesser degree, diagnostic products, entails an inherent risk of adverse effects and/or medical complications to patients and, as a result, product liability claims may be asserted against the Company. A product liability claim or product recall could have a material adverse effect on the Company. The Company has secured limited product liability insurance in the aggregate amount of $11.0 million for products that the Company markets. There can be no assurance that liability will not exceed the insured amount. In the event of a successful suit against the Company, insufficient insurance or lack of insurance would have a material adverse effect on the Company.

         UNCERTAINTIES RELATING TO CLINICAL TRIALS. The Company must demonstrate through preclinical studies and clinical trials that its proposed therapeutic products are safe and effective for use in each target indication before the Company can obtain regulatory approvals for the commercial sale of those products. These studies and trials may be very costly and time-consuming.

         The rate of completion of clinical trials for either diagnostic or therapeutic products is dependent upon, among other factors, the rate of enrollment of patients. Failure to enroll an adequate number of clinical patients during the appropriate season could cause significant delays and increased costs.

         The cost to the Company of conducting human clinical trials for any potential product can vary dramatically based on a number of factors, including whether the product is a diagnostic or a therapeutic product, the order and timing of clinical indications pursued and the extent of development and financial support, if any, from corporate partners.

         DEPENDENCE ON CORPORATE COLLABORATIONS FOR THERAPEUTIC PRODUCTS. The Company's strategy for the research, development and commercialization of its potential therapeutic products may require the Company to enter into various arrangements with corporate and academic collaborators, licensors, licensees and others. The Company may, therefore, be dependent upon the subsequent success of these third parties in performing their responsibilities. There can be no assurance that the Company will be able to enter into collaborative, license or other arrangements that the Company deems necessary or appropriate to develop and commercialize its potential therapeutic products, or that any or all of the contemplated benefits from such collaborative, license or other arrangements will be realized.

         TECHNOLOGY AND COMPETITION. The viral diagnostic and therapeutic field is rapidly evolving, and the pace of technological advancement is expected to continue. Rapid technological development may result in the Company's products becoming obsolete before the Company recoups a significant portion of related research, development and commercialization expenses.

                                 USE OF PROCEEDS

         The Company will not receive any proceeds from the sale of the Shares offered hereby.

                              SELLING STOCKHOLDERS

         The following table sets forth the shares of Common Stock owned by each of the Selling Stockholders before and after the Offering (assuming all Shares offered hereby are sold) and the amount of Shares offered. The Selling Stockholders have no obligation to sell the Shares offered hereby. None of the Selling Stockholders has any relationship to the Company.



                                                                   Shares Owned                             Shares Owned
                                                              Prior to the Offering                      After the Offering
                                                              ----------------------     Shares Being   --------------------
         Name                                                Number          Percent       Offered      Number       Percent
         ----                                                ------          -------       -------      ------       -------
U.S. Ventech Inc. (1)                                         456,250           6.9%        456,250        -0-           --

Edward L. Gaylord (2)                                         156,250           2.4%        156,250        -0-           --

Presbyterian Health Foundation (3)                            106,646           1.6%         25,000     81,646          1.2%

Roberta E. & William J. Turner                                 97,125           1.5%         97,125        -0-           --

Other Selling Stockholders, each owning less than           1,649,806          24.8%      1,649,806        -0-           --
1% of the outstanding Common Stock prior to the
Offering (4)

----------

     (1) Includes 300,000 shares beneficially owned by Venturetec Inc. ("Venturetec"), an affiliate of US Ventech, Inc. ("USVI"). USVI disclaims the beneficial ownership of the shares held by Venturetec, and Venturetec disclaims beneficial ownership of the shares of Common Stock beneficially owned by USVI. Venturetec and USVI are investment companies organized under the laws of the British Virgin Islands. Peter Friedli is the president of both companies and the principals of both companies are non-U.S. financial institutions.
     (2) Includes 93,750 shares of Common Stock beneficially owned by The Oklahoma Publishing Co. Mr. Gaylord disclaims beneficial ownership of such shares.
     (3) Includes 20,000 shares of Common Stock subject to currently exercisable warrants. A representative of Presbyterian Health Foundation served on the Board of Directors of the Company from 1994 until 1997. Also, Presbyterian Health Foundation is the lessor of the Company's facilities in Oklahoma City.
     (4) There are 238 Selling Stockholders, each of whom own beneficially less than 1% of the outstanding shares of Common Stock, in addition to the Selling Stockholders named in this table. All Selling Stockholders acquired the Shares offered hereby in private placements of securities conducted by the Company in 1996 and 1997.

                              PLAN OF DISTRIBUTION

         The Shares may be offered by the Selling Stockholders from time to time in open market transactions (which may include block transactions), through the writing of options on the Shares, or in private transactions at prices relating to prevailing market prices or at negotiated prices. The Selling Stockholders may effect such transactions by selling Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders and/or the purchasers of Shares for whom such broker-dealers may act as agent or to whom they sell as principal or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). The Selling Stockholders and any broker-dealer acting in connection with the sale of the Shares offered hereby may be deemed to be "underwriters" within the meaning of the Securities Act in which event any discounts, concessions or commissions received by them, which are not expected to exceed those customary in the types of transactions involved, or any profit on resales of the Shares by them, may be deemed to be underwriting commissions or discounts under the Securities Act.

         The Shares offered hereby may be sold from time to time in one or more transactions at a fixed offering price, which may be changed, or at varying prices determined at the time of sale, or at negotiated prices.

         The costs, expenses and fees incurred in connection with the registration of the Shares will be paid by the Company.

         The Company has agreed to indemnify the Selling Stockholders against certain liabilities under the Act.

         To comply with certain states' securities laws, if applicable, the Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Shares may not be sold unless such Shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The Company's Bylaws include certain provisions whereby officers and directors of the Company are to be indemnified against certain liabilities. The Certificate of Incorporation of the Company also limits, to the fullest extent permitted by Delaware law, a director's liability for monetary damages for breach of fiduciary duty, including gross negligence. Under Delaware law, however, a director's liability cannot be limited for (i) breach of the director's duty of loyalty; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; (iii) the unlawful payment of a dividend or unlawful stock purchase redemption; or (iv) any transaction from which the director derives an improper personal benefit. Delaware law does not eliminate a director's duty of care and this provision has no affect on the availability of equitable remedies such as injunction or rescission based upon a director's breach of the duty of care.

         The Company has entered into indemnification agreements with each of its current directors which provide for the indemnification of and the advancement of expenses to such persons in instances where such persons are named in any suit resulting from their tenure as a director of the Company. The Company believes the limitation of liability provisions in the Certificate of Incorporation, Bylaws and, should they become applicable, the indemnification agreements, facilitate the Company's ability to continue to attract and retain qualified individuals to serve as directors of the Company. The Company maintains liability insurance for directors and officers.

                                  LEGAL MATTERS

         The validity of the Shares offered hereby will be passed upon for the Company by Phillips McFall McCaffrey McVay & Murrah, P.C., Oklahoma City, Oklahoma.

                                     EXPERTS

         The financial statements of ZymeTx, Inc. appearing in the Company's Annual Report on Form 10-KSB for the year ended June 30, 1998 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated by reference herein. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

================================================================================

No dealer, salesman or other person has been authorized to give any information or to make any representation not contained in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or the Selling Stockholders. This Prospectus does not constitute an offer to sell or solicitation of an offer to buy any securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information herein is correct as of any time subsequent to the date hereof or that there has been no change in the affairs of the Company since such date.

                          -----------------------------

                                TABLE OF CONTENTS

                                                                  PAGE
                                                                  ----
Available Information ......................................        2
Incorporation of Certain Documents by Reference ............        2
The Company ................................................        2
Risk Factors ...............................................        3
Use of Proceeds ............................................        5
Selling Stockholders .......................................        6
Plan of Distribution .......................................        6
Indemnification of Directors and Officers ..................        7
Legal Matters ..............................................        7
Experts ....................................................        7


================================================================================

                                2,384,431 Shares

                                  ZYMETX, INC.



                                  COMMON STOCK






                            -------------------------

                                   PROSPECTUS
                            -------------------------







                                  ZYMETX, INC.
                         800 RESEARCH PARKWAY, SUITE 100
                          OKLAHOMA CITY, OKLAHOMA 73104
                                 (405) 271-1314

                               ____________, 1998










================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The estimated expenses of the Offering, all of which are to be paid by the Registrant, are as follows:

         Registration Fees:
              Securities and Exchange Commission.................   $    2,573
         Printing and engraving expenses.........................        1,000
         Legal fees and expenses.................................        4,000
         Accountants' fees and expenses..........................        2,000
                                                                    ----------
             Total...............................................   $    9,573
                                                                    ==========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The General Corporation Law of the State of Delaware grants every corporation the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, other than an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses, including attorneys' fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

         The Delaware statute also grants every corporation the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believe to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

         The Delaware statute provides that to the extent that a director, officer, employee, or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to in the statute, or in defense of any claim, issue, or matter therein, he shall be indemnified against expenses, including attorneys' fees, actually incurred by him in connection therewith.

         Article Seven of the Registrant's Bylaws provides that the Registrant shall indemnify to the full extent permitted under the General Corporation Law of the State of Delaware any director, officer, employee, or agent of the Registrant.

         Article Nine of the Registrant's Certificate of Incorporation exculpates the directors of the Registrant from and against certain liabilities. Article Nine provides that a director of the Registrant shall have no personal liability to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director's duty of loyalty to the Registrant or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) for acts or omissions specified in Section 174 of the General Corporation Law of the State of Delaware regarding the unlawful payment of dividends and the unlawful purchase or redemption of the Registrant's stock, and (d) for any transaction from which the director derived an improper personal benefit.

         The Registrant has entered into indemnification agreements with each of its current directors which provide for the indemnification of and the advancement of expenses to such persons in instances where such persons are named in any suit resulting from their tenure as a director of the Registrant. The Registrant believes the limitation of liability provisions in the Certificate of Incorporation, Bylaws and, should they become applicable, the indemnification agreements, facilitate the Registrant's ability to continue to attract and retain qualified individuals to serve as directors of the Registrant.

         The Registrant has liability insurance for each director and officer for certain losses arising from claims or charges made against them while acting in their capacities as directors or officers of the Registrant.

ITEM 16. EXHIBITS.

      EXHIBIT             DESCRIPTION

       4.1      ---        Specimen Certificate for Common Stock of registrant
                           (incorporated by reference to Exhibit 4.1 of the registrant's Form SB-2 Registration Statement, No.
                           333-33563).

       5.1      ---        Opinion of Phillips McFall McCaffrey McVay & Murrah,
                           P.C. (filed electronically herewith).

       23.1     ---        Consent of Phillips McFall McCaffrey McVay & Murrah,
                           P.C. (filed electronically herewith).

       23.2     ---        Consent of Ernst & Young LLP (filed electronically
                           herewith).

       24.1     ---        Powers of Attorney (included in Signature Page).

ITEM 17. UNDERTAKINGS.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15, above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted against the Registrant by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         The undersigned Registrant hereby undertakes to:

                  (1) File, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                         (i) Include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                         (ii) Reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or together, represent a fundamental change in the information in the Registration Statement; and

                         (iii) Include any additional or changed material
                  information on the plan of distribution;

                  Provided, however, that (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

                  (2) For determining liability under the Securities Act of 1933, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time shall be the initial bona fide offering.

                  (3) File a post-effective amendment to remove from registration any of the securities which remain unsold at the end of the offering.

                  (4) For determining any liability under the Securities Act of 1933, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of of Oklahoma City, State of Oklahoma, on December 3, 1998.

                                      ZYMETX, INC.,
                                      a Delaware corporation

                                      By:    /s/ Peter G. Livingston
                                         ---------------------------------
                                         Peter G. Livingston
                                         President and Chief Executive Officer

         Know all men by these presents, that each person whose signature appears below constitutes and appoints Peter G. Livingston and G. Carl Gibson as his true and lawful attorney-in-fact and agent, with full power of substitution, for him, and in his name, place and stead, in any and all capacities to sign any or all amendments or post-effective amendment to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto the said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.


               SIGNATURE                                      TITLE                            DATE
               ---------                                      -----                            ----

/s/ Peter G. Livingston                               President; Chief Executive               December 3, 1998
--------------------------------------                Officer; Director
Peter G. Livingston
Principal Executive Officer


/s/ G. Carl Gibson                                    Vice President; Secretary-               December 3, 1998
--------------------------------------                Treasurer; Controller
G. Carl Gibson
Principal Financial and Accounting Officer

/s/ William I. Bergman                                Director                                 December 3, 1998
--------------------------------------
William I. Bergman

/s/ J. Vernon Knight, M.D.                            Director                                 December 3, 1998
--------------------------------------
J. Vernon Knight, M.D.

/s/ David E. Rainbolt                                 Director                                 December 3, 1998
--------------------------------------
David E. Rainbolt

/s/ Christopher M. Salyer                             Director                                 December 3, 1998
--------------------------------------
Christopher M. Salyer

/s/ Gilbert M. Schiff, M.D.                           Director                                 December 3, 1998
--------------------------------------
Gilbert M. Schiff, M.D.

/s/ William G. Thurman, M.D.                          Director                                 December 3, 1998
--------------------------------------
William G. Thurman, M.D.

                               INDEX TO EXHIBITS

      EXHIBIT             DESCRIPTION
      -------             -----------
       4.1      ---        Specimen Certificate for Common Stock of registrant
                           (incorporated by reference to Exhibit 4.1 of the
                           registrant's Form SB-2 Registration Statement, No.
                           333-33563).

       5.1      ---        Opinion of Phillips McFall McCaffrey McVay & Murrah,
                           P.C. (filed electronically herewith).

       23.1     ---        Consent of Phillips McFall McCaffrey McVay & Murrah,
                           P.C. (filed electronically herewith).

       23.2     ---        Consent of Ernst & Young LLP (filed electronically
                           herewith).

       24.1     ---        Powers of Attorney (included in Signature Page).